Exhibit 10.16

OCEANFIRST FINANCIAL CORP.

2000 STOCK OPTION PLAN

NON-STATUTORY OPTION AWARD AGREEMENT

Name of Recipient:	_________________
Number of Shares
Subject to Options:	_________________

Grant of Limited Rights:	Yes ☒ No

Exercise Price:	_________________

Term of Options:	10 years, commencing (the “Date of Grant”).

Payment of Exercise Price:	The exercise price may be paid in cash, borrowed funds (to the extent permitted by law) or with previously acquired Common Stock.

Effective Date:	_________________

Vesting Schedule:	20% is earned after each year of continuous service, commencing on and on each thereafter through .

Voting:	The Recipient will having voting rights over the Common Stock actually acquired only upon the exercise of the Non-statutory Stock Options and acquisition of the Common Stock.

Distribution:	Shares of Common Stock subject to the Non-statutory Stock Options will be distributed as soon as practicable upon exercise.

Designation of Beneficiary:	A Beneficiary may be designated in writing to receive, in the event of death, any award to which the Recipient would be entitled pursuant to the OceanFirst Financial Corp. 2000 Stock Option Plan (the “Plan”) under this Non-statutory Option Award Agreement.

Effect of termination of employment because of:

(a) Death or Disability:	Non-statutory Stock Options which have not yet vested, vest upon death or Disability. After termination of employment all Non-statutory Stock Options are exercisable for one year after such termination of employment, but not after the tenth anniversary of the Date of Grant. Vested Limited Rights may be exercised only upon a Change in Control.

(b) Retirement:	All unexercised Non-statutory Stock Options that are vested as of the date of termination are exercisable for a period of three years following termination, but not after the tenth anniversary of the Date of Grant. All unvested Non-statutory Stock options are forfeited and the rights to such unvested Non-statutory Options cease upon termination of employment.

(c) Cause:	All unvested Non-statutory Stock Options and all vested Non-statutory Stock Options not yet exercised expire immediately upon termination of employment.

(d) Other reasons:	All unexercised Non-statutory Stock Options that are vested as of the date of termination are exercisable for a period of three months following termination, but not after the tenth anniversary of the Date of Grant. All unvested Non-statutory Stock Options are forfeited and the rights to such unvested Non-statutory Stock Options cease upon termination of employment.

Non-Transferability:	No Non-statutory Stock Option shall be transferable by the Recipient other than by will or the laws of interstate succession or pursuant to a domestic relations order or unless determined otherwise by the committee.

This Non-statutory Option Award Agreement is subject to the terms and conditions of the Plan. Neither the Plan nor this grant create any right on the part of any employee to continue in the employ of OceanFirst Bank, OceanFirst Financial Corp. or any affiliates thereof. All capitalized terms herein shall have the same meaning as those contained in the Plan.

The Recipient hereby acknowledges that all decisions, determinations and interpretations of the Board of Directors, or the committee hereof, in respect of the Plan and this Non-statutory Option Award Agreement shall be final and conclusive.

IN WITNESS WHEREOF, OceanFirst Financial Corp. has caused this Non-statutory Option Award Agreement to be executed, and said recipient has hereunto set his hand, as of              day of                 , 2005.

OCEANFIRST FINANCIAL CORP.

By:

RECIPIENT